UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 10, 2021

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

RBC Commitment Letter

On August 10, 2021, Evolve Transition Infrastructure LP (the “Partnership”) entered into a letter agreement (the “Commitment Letter”) with Royal Bank of Canada (“RBC”) with respect to the Third Amended and Restated Credit Agreement, dated as of March 31, 2015, by and among the Partnership, each of the lenders party thereto, and RBC, as administrative agent for the lenders and as collateral agent for the lenders (as amended, restated, supplemented or otherwise modified through August 10, 2021, the “Existing Credit Agreement”). Pursuant to the terms of the Commitment Letter, RBC has agreed to (a) purchase at par and assume the outstanding Term Loan and Revolving Loan (as such terms are defined in the Existing Credit Agreement) of each other lender party to the Existing Credit Agreement, (b) enter into an amendment to the Existing Credit Agreement (the “Amendment”) to (i) extend the maturity date under the Existing Credit Agreement to September 30, 2023, (ii) provide for a term loan facility in an aggregate principal amount of up to $65 million and a revolving credit facility in an aggregate principal amount of $5 million (the “Amended Credit Facilities”), and (iii) effect certain other amendments agreed to between the Partnership and RBC, and (c) provide the entire principal amount of the Amended Credit Facilities.

Pursuant to the Commitment Letter, we agreed to, among other things, (a) indemnify RBC, its affiliates and its and their directors, officers, employees, advisors or agents in connection with, or as a result of, the Commitment Letter or any other agreement or instrument contemplated therein, (b) reimburse RBC for all reasonable and documented out-of-pocket fees and expenses (including expenses of counsel to RBC and due diligence expenses) incurred by RBC in connection with the transactions contemplated by the Commitment Letter, whether or not the Amendment becomes effective, and (c) deliver additional credit support reasonably acceptable to RBC, as the administrative agent.  With respect to (c), one or more affiliates of Evolve Transition Infrastructure GP, LLC, our general partner, may provide credit support and RBC has agreed as to the sufficiency of such additional credit support.

Completion of such definitive documentation and the closing of the transactions contemplated by the Amendment and the Amended Credit Facilities will be subject to various closing conditions, some of which may be outside of our control.  The Commitment Letter terminates on the earlier to occur of September 30, 2021 and the closing date of the Amendment. The Partnership expects definitive documentation with respect to the Amendment to be completed prior to September 30, 2021.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by the full text of the Commitment Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Letter Agreement, dated August 10, 2021, between Evolve Transition Infrastructure LP and Royal Bank of Canada.*

_____________

* Certain portions of this exhibit (indicated by “[REDACTED]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: August 12, 2021	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary